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                                                                     EXHIBIT 4.7


                       SHARED TECHNOLOGIES CELLULAR, INC.
                        100 GREAT MEADOW ROAD, SUITE 104
                             WETHERSFIELD, CT 06109




                                          March 14, 2001



Mobile Investments LLC
960 Main Street
Hartford, CT 06103

RE:      ISSUANCE OF WARRANT FOR 3,000,000 SHARES OF SHARED TECHNOLOGIES COMMON
         STOCK

Gentlemen:


         Shared Technologies Cellular, Inc. (the "Company") and the board of directors of the Company hereby agree, subject to obtaining shareholder approval described below, to issue to Mobile Investments LLC ("Mobile Investments") its Common Stock Purchase Warrant (the "Warrant") with respect to 3,000,000 additional shares of the Company's common stock. The Company shall convene a meeting of its shareholders within 120 days of the date hereof and shall use its best efforts to seek such shareholder approval to (i) authorize sufficient shares of common stock of the Company, and (ii) take such other necessary corporate action to allow the issuance of the Warrant. The board of directors of the Company has already approved such measures, and each of the directors of the Company hereby pledges to vote his or her shares of the Company, and any shares of the Company under such director's beneficial control, in favor of such measures in connection with such shareholder approval. Following such shareholder approval, the Company will promptly issue the Warrant to Mobile Investments. The Warrant shall be substantially in the form of the Common Stock Purchase Warrant No. M-2 for 2,000,000 shares issued by the Company to Mobile Investments on March 14, 2001 (the "Common Stock Warrant") and shall have the same Exercise Period as defined in the Common Stock Warrant. Mobile Investments acknowledges that without such shareholder approval, the Company will be unable to issue the Warrant. If the Company cannot obtain the necessary shareholder approval described herein within six months of the date hereof, then the Company will (A) continue to use its best efforts to seek such shareholder approval until such time as such shareholder approval has been obtained, and (B) issue a similar warrant or warrants to Mobile Investments for an equivalent amount of the preferred stock of the Company (i) having the same rights and privileges as the common stock of the Company, (ii) to be redeemed within three years of the date of issuance, (iii) to provide for the holder to receive a return on the redemption of such warrant equal to the return that would be received if the warrant was for common stock of the Company at the time of the redemption, (iv) that will participate with the common stock of the
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Company (a) in any dividends issued by the Company and (b) upon the liquidation of the Company, each on equal terms with the common stock, and (v) on such other terms and conditions mutually acceptable to the Company and Mobile Investments.

         Please acknowledge your agreement to the terms and conditions of this letter by signing this letter in the space provided below. This letter may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this letter by signing any such counterpart.


                                              Very truly yours,

                                              SHARED TECHNOLOGIES CELLULAR, INC.


                                              By:  /s/ Anthony D. Autorino
                                                   Name: Anthony D. Autorino
                                                   Title: Chairman

/s/ Anthony D. Autorino                            /s/ Thomas H. Decker
Anthony D. Autorino                                    Thomas H. Decker

/s/ William A. DiBella                             /s/ Ajit G. Hutheesing
William A. DiBella                                     Ajit G. Hutheesing

/s/ Victor Grillo, Sr.                             /s/ Nicholas E. Sinacori
Victor Grillo, Sr.                                     Nicholas E. Sinacori


Accepted and Agreed:

MOBILE INVESTMENTS LLC

By: Oakes Fitzwilliams Executive Death Benefit
    & Retirement Scheme (No.2) (HLO), its member


By: /s/  Herbert Oakes, Jr
    Name:  Herbert L. Oakes, Jr.
    Title:  Trustee

Date: March 14, 2001



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